Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made as of the 9th day of July, 2012 by and between BABCOCK & WILCOX POWER GENERATION GROUP, INC., a corporation existing under the laws of Delaware and having an office at 20 South Van Buren Avenue, Barberton, OH 44203-0351 (the “Company”), and Richard L. Killion of 6700 Chatsworth Street NW, Canton, OH 44718 (the “Consultant”).

WHEREAS the Company wishes to engage the services of the Consultant as specified herein, and the Consultant desires to undertake the rendition of such services:

NOW, THEREFORE, the parties agree as follows:

1.	Description of Services – As requested by the Company, Mr. Killion shall serve as a special consultant furnishing advice, consultation and related services including but not limited to:

1.	Strategic, project and compliance issues

2.	Organizational structure and coaching of key personnel

3.	Participation in project reviews and subsidiary board meetings

It is expressly understood and agreed by the parties that the level of consulting services to be provided by Mr. Killion hereunder is not reasonably anticipated to exceed 20% of the average level of services he performed for the Company during the 36 month period ending on June 30, 2012.

2.	Status – During the Consulting Period, Mr. Killion shall be an independent contractor and shall not be an employee of the Company. The Company shall not be entitled to exercise supervision over the details or methods of performance by Mr. Killion hereunder or to require adherence to specific procedures in performing services hereunder. Except as provided herein, Mr. Killion shall not be subject to rules or regulations applicable to Company’s employees or any established work schedule or routine or other supervision of or direction by Company, as to hours worked or otherwise, provided, however, that all services rendered hereunder shall be so rendered to the satisfaction of Company. Mr. Killion shall have no authority to obligate the Company to any agreement or to exercise any supervision or direction over the Company’s employees. Since Mr. Killion is not an employee of the Company, he is not entitled to participate in any of the Company’s employee benefit plans, programs or arrangements provided, however, any payments or benefits that he may be entitled to as a result of previous employment with the Company shall continue uninterrupted in accordance with the terms and conditions of each respective benefit plan or arrangement.

3.

Responsibility for Taxes – Mr. Killion acknowledges that he is solely responsible for any and all taxes, interest and penalties that may be imposed with respect to the payments provided under this Agreement and shall indemnify, defend and hold harmless the

Company, its officers, directors, employees and agents, of and from all claims, suits, liabilities, damages or expenses relating to any liabilities incurred by the Company as a result of Mr. Killion’s failure to pay income and other taxes associated with payments made hereunder. For the avoidance of doubt, Mr. Killion shall have no obligation under the foregoing indemnity resulting from the failure of B&W to satisfy its own tax obligations.

4.	Compensation – Mr. Killion’s individual contact shall be J. Randall Data, or his designee, who shall be responsible for transmitting requests for such advice and consultation from the Company where necessary to enable Mr. Killion to carry out his responsibilities hereunder. The Company agrees to pay Mr. Killion $10,000 per month, which amount will be payable on the last day of each calendar month. The total hours of service to be performed by Mr. Killion in relation to the services reasonably anticipated to be provided hereunder shall not exceed 40 hours in any calendar month. In the event the Company requests that Mr. Killion provide services under this Agreement not anticipated as of the effective date hereof, the Company also agrees to pay to Mr. Killion $250.00 per hour for hours worked in excess of 40 hours in any calendar month, up to a maximum of 40 such hours in any calendar month. The Company also agrees to reimburse Mr. Killion for actual reasonable costs and expenses of airfare and other travel, meals and lodging incurred by Mr. Killion in rendering services hereunder if he is requested to engage in business travel by the Company, but not any other fees, costs, or expenses. Mr. Killion shall submit a statement for each month in which services are rendered showing reimbursable travel related costs and expenses payable with respect to services rendered during such month along with documentation substantiating expenses for which reimbursement is sought. The Company agrees to remit to Mr. Killion the appropriate amount upon receipt of such invoices.

5.	Security and Non-Disclosure of Information – Mr. Killion shall be responsible for, and bear the expense of, compliance with governmental laws and regulations applicable to the procurement, utilization or production of information in connection with the furnishing of services hereunder. Mr. Killion agrees that during the Consulting Period he will refrain from performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of the Company or affects adversely or may reasonably be expected to affect adversely the Company’s best interests, economic or otherwise. Mr. Killion also acknowledges that applicable securities laws prohibit the trading of Company securities while in possession of any material non-public information, including information concerning the financial condition, results of operations, business or prospects of the Company.

6.

Property and Information – All property and information, including but not limited to reports, findings, recommendations, plans, data, and memoranda of every description, and all copies thereof, furnished to Mr. Killion or developed in the course of or relating to the services rendered hereunder shall be the property of the Company and Mr. Killion shall not retain copies of any such matter or material. Mr. Killion agrees that all inventions, discovery or improvements (whether patentable or not) made or conceived by Mr. Killion are and will remain the sole property of the Company, and Mr. Killion further agrees to assist the Company in obtaining patents in the Company’s name covering any such inventions, discoveries or improvements.

7.	Law – Mr. Killion will comply with all applicable laws and regulations in the course of his activities on the Company’s behalf. This contract shall be constructed and governed under the laws of the State of Delaware.

8.	Code of Business Conduct – Mr. Killion expressly acknowledges that he has received and reviewed the most recent Code of Business Conduct of The Babcock & Wilcox Company and Mr. Killion will conform his activities undertaken for or on behalf of the Company consistent with the principles of the highest ethical behavior as described therein.

Signature:	/s/ Richard L. Killion	Date:	July 9, 2012
Richard L. Killion

9.	Reports – Mr. Killion agrees that upon request, he will file periodic reports on his activities on the Company’s behalf.

10.	Indemnity – Company agrees to protect, hold harmless, defend, and indemnify Mr. Killion from and against any and all claims, suits, and demands, of any kind whatsoever, by whomsoever asserted, as a result of, or arising from, the consulting activities of Mr. Killion under this Agreement; provided however that the Company shall have no liability or responsibility under this provision for any such claim, suit, or demand resulting from the failure to pay taxes, gross negligence or intentional misconduct of Mr. Killion, or from the breach, by Mr. Killion, of any provision of this Agreement.

11.	Conflict of Interest – The provisions of Paragraphs 5, 6 and 7 of the Agreement shall apply to all aspects of the consulting arrangement between Mr. Killion and the Company.

12.	Term – The Consulting Period shall begin on July 9, 2012 and continue through December 31, 2012, unless terminated earlier by Mr. Killion upon thirty (30) days advance written notice to the Company. The Consulting Period will be terminated without further liability or obligation on the part of the Company should Mr. Killion breach any of the terms or covenants of this Agreement.

13.	General

a.	Failure on the part of either party (the “first party) to insist on strict compliance by the other with any provisions of this Agreement shall not constitute a waiver of the other party’s obligations in respect thereof, or of the first party’s right hereunder to require strict compliance therein in the future.

b.	This Agreement sets forth the entire understanding of the parties as to the matters included herein, and can be amended or extended only by written Agreement signed by both parties.

c.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and permitted assigns, and Consultant shall not convey or assign his rights or obligations hereunder without the prior written consent of the Company.

d.	The obligations set forth in this Agreement are severable and divisible, and any clause or portion not enforceable thereof shall not cause the remainder of such clause or of the other obligations contained herein from being enforceable.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

THE BABCOCK & WILCOX POWER GENERATION GROUP, INC.	CONSULTANT

/s/ J. Randall Data	/s/ Richard L. Killion
J. Randall Data	Richard L. Killion